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Exhibit 3.1

                           CERTIFICATE OF AMENDMENT TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                                PHARMERICA, INC.

         PharMerica, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

         The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution approved by the Corporation's Board of Directors and Stockholders was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

         RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking Section 1 of Article Fourth in its entirety and replacing therefor the following:

                  1. The maximum number of shares of stock which the Corporation shall have the authority to issue is three hundred million (300,000,000) shares of Common Stock having a par value of $0.01 per share, which shares shall not be subject to any preemptive rights, and five hundred thousand (500,000) shares of preferred stock having a par value of $0.01 per share.

         FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be amended by adding Section 6 to Article Eighth, setting forth the following:

                  6. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, and not withstanding the fact that some lesser percentage may be specified by law, special meetings of the shareholders, may be called only by a majority of the board of directors or by the holders of not less than twenty-five percent (25%) of all the shares entitled to vote at such meeting, the place of said meetings shall be designated by the directors, and the business transacted at special meetings of the shareholders of the corporation shall be confined to the business stated in the notice given to the shareholders.

         FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be amended by adding Section 5 to Article Ninth, setting forth the following:

                  5. The Board of Directors shall be divided into three classes, designated Class 1, Class 2 and Class 3. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the Board of Directors. The term of office for Class 1 directors will first expire at the first annual meeting of stockholders next following the date of adoption of this resolution; the term of office of Class 2 directors will first expire at the second annual meeting of stockholders next following the date of adoption of this resolution; and the term of office of Class 3 directors will first expire at the third annual meeting of stockholders next following the date of adoption of this resolution, and in each case until their successors are duly elected and qualified. At each annual meeting of stockholders commencing with the first annual meeting of stockholders next following the date of adoption of this resolution, successors to the class of




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         directors whose terms expire at the annual meeting of stockholders shall be elected by stockholders for a three-year term and until their successors are duly elected and qualified. Except as otherwise provided herein or in the Bylaws, increases in the size of the Board of Directors shall be distributed among the classes so as to render the class as nearly equal in size as practicable. Whenever the holders of preferred stock issued pursuant to this Certificate of Incorporation or the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issue of shares of preferred stock shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of this Certificate of Incorporation or such resolution or resolutions, as the case may be, and such directorships shall not be divided into serial classes or otherwise subject to this Section 5 unless expressly so provided therein.

         The foregoing amendments were adopted by the Corporation's Board of Directors on November 20, 1997 and Stockholders on November 20, 1997.

         This Certificate of Amendment is filed by authority of the duly elected Board of Directors and Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the Corporation's authorized officers this 3rd day of December, 1997.

                                           PHARMERICA, INC.

                                           /s/ JAMES D. SHELTON
                                           -------------------------------------
                                           James D. Shelton
                                           Executive Vice President, Chief
                                           Financial Officer and Secretary


ATTEST:

/s/ ROBERT DELLAVALLE
---------------------------------
Robert DellaValle, Executive
Vice President



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